Exhibit 10.2

CERTAIN INFORMATION, MARKED IN THIS EXHIBIT WITH [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT IN RELIANCE ON REGULATION S-K, ITEM 601(B)(10)(IV) BECAUSE SUCH INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CREDIT AGREEMENT

Dated as of July 31, 2025

among

PACKAGING CORPORATION OF AMERICA

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

COBANK, ACB

as Administrative Agent,

and

COBANK, ACB

as Syndication Agent

Arranged by:

COBANK, ACB,

COMPEER FINANCIAL, PCA

and

BOFA SECURITIES, INC.

as Joint Lead Arrangers and Bookrunners

i

ii

SCHEDULES

Schedule I	-	Lenders and Commitments
Schedule 1.01	-	Competitors
Schedule 4(n)	-	Subsidiaries
Schedule 5.02(a)	-	Existing Liens
Schedule 5.02(d)	-	Existing Debt
Schedule 8.02		Agent’s Office, Certain Addresses for Notices
Schedule 8.07(i)	-	Voting Participants

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Notice of Term Loan Prepayment
Exhibit E	-	Form of Subsidiary Guaranty
Exhibit F (1-4)	-	Forms of U.S. Tax Compliance Certificates

iii

CREDIT AGREEMENT

Dated as of July 31, 2025

PACKAGING CORPORATION OF AMERICA, a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) COBANK, ACB (“CoBank”), as administrative agent (in such capacity, the “Agent”) for the Lenders (as defined below), and COBANK, ACB, as syndication agent, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Act” has the meaning specified in Section 8.13.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning specified in Section 8.15.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, the ownership of Voting Stock, by contract or otherwise.

“Agent” has the meaning specified in the introductory paragraph of this Agreement.

“Agent’s Account” means the account of the Agent maintained by the Agent at CoBank at its office at the address as set forth on Schedule 8.02.

“Agent’s Office” means the Agent’s address as set forth on Schedule 8.02, or such other address as the Agent may from time to time notify the Borrower and the Lenders.

“Agreement” means this Credit Agreement.

“Anti-Corruption Law” means, with respect to the Borrower or any of its Subsidiaries, any law, rule or regulation of any jurisdiction applicable to such Person concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Term SOFR Lending Office in the case of a Term SOFR Rate Loan.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Term Loan Facility
Pricing Level	Public Debt Rating (S&P/Moody’s)	Applicable Margin for Term SOFR Rate Loans	Applicable Margin for Base Rate Loans	Applicable Margin for Fixed Rate Loans
I	≥A- from S&P/A3 from Moody’s	1.850%	0.850%	1.500%
II	BBB+ from S&P/ Baa1 from Moody’s	1.850%	0.850%	1.500%
III	BBB from S&P/ Baa2 from Moody’s	1.975%	0.975%	1.625%
IV	BBB- from S&P/ Baa3 from Moody’s	2.100%	1.100%	1.750%
V	≤BB+ from S&P/ Ba1 from Moody’s	2.350%	1.350%	2.000%

For the avoidance of doubt, any change in the Public Debt Rating shall be effective on the date thereof and ending on the date immediately preceding the effective date of the next such change.

Notwithstanding anything to the contrary contained in this definition, the Applicable Margin in effect from the Closing Date to but excluding the date of any change in the Public Debt Rating shall be determined based upon Pricing Level II.

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Term Loan Facility
Pricing Level	Public Debt Rating (S&P/Moody’s)	Applicable Percentage
		91 days after the Credit Facilities Effective Date through June 30, 2026	July 1, 2026 through September 30, 2026	October 1, 2026 through December 27, 2026
I	≥A- from S&P/A3 from Moody’s	0.080%	0.130%	0.180%
II	BBB+ from S&P/ Baa1 from Moody’s	0.100%	0.150%	0.200%
III	BBB from S&P/ Baa2 from Moody’s	0.125%	0.175%	0.225%
IV	BBB- from S&P/ Baa3 from Moody’s	0.175%	0.225%	0.275%
V	≤BB+ from S&P/ Ba1 from Moody’s	0.225%	0.275%	0.325%

For the avoidance of doubt, any change in the Public Debt Rating shall be effective on the date thereof and ending on the date immediately preceding the effective date of the next such change.

Notwithstanding anything to the contrary contained in this definition, the Applicable Percentage in effect from the Closing Date to but excluding the date of any change in the Public Debt Rating shall be determined based upon Pricing Level II.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means CoBank, ACB, Compeer Financial, PCA and BofA Securities, Inc.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by CoBank as its “prime rate,” and (c) Term SOFR for an interest period of one month plus 1.00%, subject to the interest rate floors set forth therein; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by CoBank based upon various factors including CoBank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by CoBank shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.08 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning specified in the introductory paragraph of this Agreement.

“Borrower Information” has the meaning specified in Section 8.08.

“Borrowing” means a portion of the Term Loan, of the same Type made, Converted from a different Type into such Type or continued for a new Interest Period on the same date by each of the Lenders and, in the case of a Term Loan bearing interest based upon the Term SOFR Rate or Quoted Rate, having the same Interest Period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Office is located.

“Cash Equivalents” shall mean (a) marketable direct obligations issued or unconditionally guaranteed by the United States or Canada, maturing within one year from the date of acquisition thereof, (b) commercial paper or other short term securities maturing no more than one year from the date of acquisition thereof and currently having a rating not lower than A- 2 by S&P or P- 2 by Moody’s, (c) certificates of deposit, term deposits or bankers’ acceptances, maturing no more than one year from the date of acquisition thereof, issued (i) by commercial banks incorporated under the laws of, or carrying on business in, the United States or Canada and having a senior unsecured rating not lower than A- by S&P or A3 by Moody’s or the equivalent thereof by a nationally recognized rating agency or (ii) by any of the Lenders or by parent banks of the Lenders or the respective branches of either, (d) repurchase obligations of any Lender or of any commercial bank, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States or Canada, by any political subdivision or taxing authority of any such state, province, commonwealth or territory or by any foreign government, the securities of which state, province, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated not lower A- by S&P or the equivalent rating by another nationally recognized rating agency, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank or an Affiliate thereof that is rated not lower A- by S&P or the equivalent rating by another nationally recognized rating agency, (g) other marketable securities with maturities of one year or less from the date of acquisition and at the time of acquisition having a rating not lower than A- by S&P, A3 by Moody’s or the equivalent thereof by a nationally recognized rating agency and (h) mutual funds that invest solely in one or more of the investments described in clauses (a) through (g) above.

“Change in Control” means any of (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower; or (iii) a “change in control” or similar event shall occur as provided in any instrument or agreement governing Debt of the Borrower, to the extent the principal amount of the Debt outstanding thereunder exceeds $100,000,000.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing laws), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or supplemented.

“Closing Date” means July 31, 2025.

“CME” means CME Group Benchmark Administration Limited.

“CoBank” means CoBank, ACB or any of its Affiliates, and its permitted successors and assigns.

“Commercial Bank Facilities” means (a) that certain three-year term loan facility in an aggregate principal amount of up to $500,000,000 and (b) that certain $600,000,000 revolving credit facility, in each case, evidenced by that certain Credit Agreement (the “Commercial Bank Facilities Credit Agreement”), dated as of the date hereof by and among the Borrower, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as the administrative agent, swing line lender and an issuing bank.

“Commercial Bank Facilities Credit Agreement” has the meaning specified in the definition “Commercial Bank Facilities”.

“Commitment” means, as to each Lender, the Term Commitment of such Lender.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Competitors” means those Persons set forth on Schedule 1.01, as such schedule may be updated from time to time in accordance with the terms set forth therein.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the total for such period of the Borrower and its Subsidiaries determined on a Consolidated basis of (a) net income (or net loss) plus (b) to the extent deducted in determining such net income (or net loss), (i) interest expense, (ii) income tax expense, (iii) depletion and depreciation expense, (iv) amortization expense, (v) non-cash losses, expenses or charges, (vi) non-operating pension expense and (vii) solely for purposes of calculating the Net Leverage Ratio, the transaction fees, costs and expenses in connection with the closing of the Greif Acquisition Transactions minus (c) to the extent included in determining such net income (or net loss), (i) non-cash gains and (ii) non-operating pension income.

“Consolidated Funded Debt” means, as of any date of determination and without duplication, all Debt of the Borrower and its Subsidiaries determined on a Consolidated basis (but excluding Debt in respect Hedge Agreements where such Debt is not yet due and payable).

“Consolidated Net Tangible Assets” means, as of any date, the total assets shown on the balance sheet of the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP less (a) all current liabilities and minority interests and (b) goodwill and other identifiable intangibles.

“Conversion”, “Convert” and “Converted” each refers to a conversion of Term Loans of one Type into Term Loans of the other Type pursuant to Section 2.08 or 2.09.

“Covered Entity” has the meaning specified in Section 8.17(b).

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP (subject to Section 1.03), recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit (excluding commercial letters of credit and letters of credit issued to support worker’s compensation or insurance obligations), (g) all net obligations of such Person in respect of Hedge Agreements, (h) all Invested Amounts, (i) all Debt of others referred to in clauses (a) through (h) above or clause (j) below (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (j) all Debt referred to in clauses (a) through (i) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided that (i) “Debt” shall not include obligations under trade payables, accrued expenses and other current liabilities (other than as described in clause (a) or (c) above) incurred by any Person in accordance with its customary practices and in the ordinary course of business; (ii) the amount of any Guaranteed Debt shall be deemed to be the lesser of the face amount of such Guaranteed Debt and the maximum liability of such Person in respect of such Guaranteed Debt; and (iii) the amount of any Debt for which such Person has no personal liability but that is secured by a Lien on property of such Person shall be deemed to be the lesser of the face amount of such Debt and the fair market value of the property subject to such Lien.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning set forth in Section 2.07(b).

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Term Loans, or (ii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Term Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Agent, (d) has become the subject of a Bankruptcy Event or (e) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the last paragraph of Section 2.19) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower and each Lender promptly following such determination.

“Disqualified Lender” means, (i) any natural person, and any holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, a natural person, (ii) those Persons identified in writing by the Borrower to CoBank prior to the Closing Date; (iii) any person that is a Competitor of the Borrower, its subsidiaries, or the Greif Seller or the Greif Seller’s Subsidiaries, and any person controlling or controlled by any of the foregoing, in each case that is identified on Schedule 1.01 prior to the Closing Date or to the Agent on or after the Closing Date; (iv) any affiliate of any person identified in clauses (ii) or (iii) above that is (a) identified in writing by the Borrower from time to time on Schedule 1.01 or (b) clearly identifiable as an affiliate solely on the basis of the similarity of its name (other than bona fide debt funds that purchase commercial loans in the ordinary course of business). For the avoidance of doubt, any designation by the Borrower of a Disqualified Lender shall not apply retroactively.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“DQ List” has the meaning specified in Section 8.07(j)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning set forth in Section 8.10(a).

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender or an Approved Fund; (iii) a Farm Credit Lender or a commercial bank organized under the laws of the United States, or any State thereof; (iv) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv); and (v) any other Person (other than a natural person or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approvals not to be unreasonably withheld or delayed; provided, however, that, in each case, none of the Borrower, an Affiliate of the Borrower or a Defaulting Lender shall qualify as an Eligible Assignee. For the avoidance of doubt, any Disqualified Lender is subject to Section 8.07(j).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA

Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Erroneous Payment” has the meaning assigned to it in Section 7.08(a).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 7.08(c).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Commitment or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that pursuant to Section 2.14(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(e) and (d) any withholding taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of June 8, 2021 by and among the Borrower, the lenders from time to time party thereto and Mizuho Bank, Ltd. as agent for the lenders.

“Farm Credit Equities” has the meaning given to such term in Section 5.01(l).

“Farm Credit Lender” means a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471 (b) (1) of the Internal Revenue Code, any intergovernmental agreement entered into pursuant to the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, or any treaty or convention among Governmental Authorities and implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means that certain fee letter dated as of July 7, 2025 between the Borrower and CoBank.

“Fixed Rate Loan” means a Term Loan bearing interest at the Fixed Rate Option.

“Fixed Rate Option” means a fixed rate per annum to be quoted by the Agent and agreed upon among the Lenders, the Agent and the Borrowers, which rate shall be fixed.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Greif Acquisition” means the acquisition by the Borrower of, directly or indirectly, all of the outstanding equity interests of the Greif Acquisition Targets pursuant to the Greif Acquisition Agreement.

“Greif Acquisition Agreement” means that certain Purchase and Sale Agreement, dated as of June 30, 2025, by and among Greif Seller, as the seller, the Borrower, as the purchaser, and Greif, Inc., a Delaware corporation, as seller guarantor (including all schedules and exhibits thereto).

“Greif Acquisition Agreement Specified Representations” means the representations and warranties made by or with respect to the Greif Acquisition Targets and their subsidiaries in the Greif Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or any of its Affiliates) has the right to terminate the Borrower’s (or such Affiliate’s) obligations under the Greif Acquisition Agreement, or to decline to consummate the Greif Acquisition pursuant to the Greif Acquisition Agreement, in each case, as a result of a breach of such representations and warranties in the Greif Acquisition Agreement.

“Greif Acquisition Targets” means, collectively, (a) Greif Containerboard Solutions LLC, a Delaware limited liability company, and (b) Box-Board Products, Inc., a North Carolina corporation.

“Greif Acquisition Transactions” means, collectively, (a) the consummation by the Borrower of the Greif Acquisition pursuant to the Greif Acquisition Agreement, together with the consummation of the other transactions described in the Greif Acquisition Agreement or related thereto, (b) the funding of the term loans, or any revolving loans, under the Commercial Bank Facilities Credit Agreement, in connection with the Greif Acquisition, (c) the issuance by the Borrower of the Greif Acquisition Unsecured Notes, if applicable, (d) the funding of the Term Loans on the Term Loan Funding Date, (e) repayment of any outstanding revolving loans under the Existing Credit Agreement (excluding any letters of credit thereunder that are Existing Letters of Credit (as that term is defined in the Commercial Bank Facilities Credit Agreement)) and (f) the payment of the fees, costs and expenses incurred in connection with the transactions described in clauses (a) through (e) above.

“Greif Acquisition Unsecured Notes” means those certain senior unsecured notes issued by the Borrower in a public offering pursuant to the Borrower’s registration statement on Form S-3 filed with the Securities and Exchange Commission, the proceeds of which will be used to fund a portion of the purchase price of the Grief Acquisition and for general corporate purposes.

“Greif Original Signing Date” means June 30, 2025.

“Greif Seller” means Greif Packaging LLC, a Delaware limited liability company.

“Greif Specified Representations” means the representations and warranties of the Loan Parties set forth in Sections 4.01(a) (solely with respect to the valid existence of the Loan Parties), 4.01(b)(i), 4.01(b)(ii), 4.01(c), 4.01(d), 4.01(g), 4.01(h), 4.01(i) (as of the Term Loan Funding Date, after giving effect to the consummation of the Greif Acquisition) and 4.01(s).

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Heath-Newark-Licking County Port Authority Conduit Financing” means that certain conduit financing with the Heath-Newark-Licking County Port Authority in an amount up to $125,000,000.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Indemnified Costs” has the meaning specified in Section 7.05(a).

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information Memorandum” means the information memorandum dated July 7, 2025 distributed in connection with the syndication of the Commitments.

“Initial Lenders” has the meaning specified in the introductory paragraph of this Agreement.

“Interest Period” means, (x) as to each Term SOFR Rate Loan, the period commencing on the date such Term SOFR Rate Loan is disbursed or converted to or continued as a Term SOFR Rate Loan and ending on the date one (1), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrower in its Notice of Borrowing and (y) as to each Quoted Rate Loan, the period commencing on the date such Quoted Rate Loan is disbursed or converted as a Quoted Rate Loan and ending on the date agreed upon by the Borrower and Agent in the applicable documentation for such Quoted Rate Loan; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) subject to clause (d) below, with respect to any Quoted Rate Loan, such period shall be for a minimum of 365 days; and

(d) no Interest Period shall extend beyond the Termination Date of the Term Loan Facility.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Invested Amounts” means the amounts invested by investors that are not Affiliates of the Borrower in connection with a Permitted Receivables Financing and paid to the Borrower or any Subsidiary, as reduced by the aggregate amounts received by such investors in respect of receivables and applied to reduce such invested amounts.

“Lender Party” means the Agent or any Lender.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07(a).

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Document” means this Agreement, the Notes, the Fee Letter and each Subsidiary Guaranty delivered pursuant to Section 5.01(j).

“Loan Parties” means the Borrower and each Subsidiary that is a party to a Subsidiary Guaranty delivered pursuant to Section 5.01(j).

“Louisiana Timber Procurement” means Louisiana Timber Procurement Company, L.L.C., a Delaware limited liability company.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of aggregate consideration (including assumption of debt and deferred purchase price) by the Borrower and its Subsidiaries in excess of $350,000,000.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or the Lenders under any Loan Document (including with respect to the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or thereby) or (c) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents.

“Material Subsidiary” means, at any time, any Subsidiary (other than Louisiana Timber Procurement, for so long as the Borrower does not own more than 50% of the capital stock of such entity) that, together with its Subsidiaries, has (a) Consolidated assets with a value of not less than 10% of the total value of the assets of the Borrower and its Subsidiaries, taken as a whole, or (b) Consolidated EBITDA not less than 10% of the Consolidated EBITDA of the Borrower and its Subsidiaries, taken as a whole, in each case as of the end of or for the most recently completed fiscal quarter of the Borrower as to which financial statements have been delivered pursuant to Section 5.01(i).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or is obligated to make contributions, or has within any of the preceding five plan years made or been obligated to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Recourse” means, with respect to any Person, any financing by such Person in respect of which recourse for payment (subject to exceptions for fraud, misapplication of funds, voluntary bankruptcy, collusive involuntary bankruptcy and other customary exceptions to non-recourse liability) is contractually limited to specific assets of such Person.

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Term Loans made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Term Loan Prepayment” means a notice of prepayment with respect to a Term Loan, which shall be substantially in the form of Exhibit D or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.”

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning specified in Section 8.07(e).

“Participant Register” has the meaning specified in Section 8.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes or under ERISA, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and customs Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days unless being contested in good faith by proper proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances, restrictions or deficiencies on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and (f) banker’s liens and rights of set-off.

“Permitted Receivables Financing” means any financing pursuant to which the Borrower or any Subsidiary may sell, convey, or otherwise transfer to a Receivables Subsidiary or any other Person, or grant a security interest in, any accounts receivable (and related assets) of the Borrower or such Subsidiary; provided that such financing shall be on customary market terms and shall be with limited or no recourse to the Borrower and its Subsidiaries (other than the Receivables Subsidiary) except to the extent customary for such transactions.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if either such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, (i) the Applicable Margin and Applicable Percentage with respect to the Term Loan Facility will be set in accordance with Pricing Level V; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level above the lower of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Public Filings” means the Borrower’s filings with the Securities and Exchange Commission on Form 10-K for the year ending December 31, 2024, on Form 10-Q for the quarter ending March 31, 2025 and on Form 8-K at any time after March 31, 2025 and at least five Business Days prior to the Closing Date.

“Quoted Rate Loan” means a Term Loan bearing interest at the Quoted Rate Option.

“Quoted Rate Option” means a fixed rate per annum to be quoted by the Agent and agreed upon among the Lenders, the Agent and the Borrower, which rate shall be fixed.

“Ratable Share” of any amount means, with respect to any Lender at any time, (a) with respect to the Term Loan Facility, (x) prior to the Term Loan Funding Date, the product of (i) a fraction the numerator of which is the amount of such Lender’s Term Commitment at such time and the denominator of which is the aggregate Term Commitments at such time; and (ii) such amount; provided that in the case of Section 2.19 when a Defaulting Lender shall exist, any such Defaulting Lender’s Term Commitment shall be disregarded in such calculation and (y) after the Term Loan Funding Date, the product of (i) a fraction the numerator of which is the outstanding principal amount of such Lender’s Term Loan at such time and the denominator of which is the aggregate outstanding amount of all Term Loans at such time and (b) for purposes of Section 7.05, the product of (i) a fraction the numerator of which is (A) if the Term Loan has not been funded, the amount of such Lender’s Term Commitment at such time or (B) if the Term Loan has been funded, the outstanding principal amount of such Lender’s Term Loan at such time, and the denominator of which is (I) prior to the Term Loan Funding Date, the aggregate Term Commitments at such time and (II) after the Term Loan Funding Date, the aggregate outstanding amount of all Term Loans at such time, and (ii) such amount.

“Receivables Subsidiary” means a bankruptcy-remote, special-purpose wholly owned Subsidiary formed in connection with a Permitted Receivables Financing.

“Recipient” means the Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 8.07(d).

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of (a) prior to the Term Loan Funding Date, the aggregate unused Term Commitments at such time and (b) after the Term Loan Funding Date, the aggregate outstanding amount of the Term Loans at such time; provided that the Commitment of, and the principal amount of the outstanding Term Loans, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. With respect to any matter requiring the approval of the Required Lenders, it is understood that Voting Participants shall have the voting rights specified in Section 8.07(i) as to such matter.

“Rescindable Amount” has the meaning specified in Section 2.20(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief financial officer, the chief executive officer, the treasurer, the controller or any assistant treasurer of the Borrower, and any other officer of the Borrower so designated by any of the foregoing officers in a notice to the Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Agent. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower. To the extent requested by the Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Agent, appropriate authorization documentation, in each case, in form and substance reasonably satisfactory to the Agent.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory that is the subject or target of comprehensive Sanctions (which, as of the date of this Agreement, are Crimea and non-government controlled areas of Donetsk and Luhansk of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Sanctions Authority, (b) any Person operating, organized or resident in a Sanctioned Country in violation of Sanctions or (c) any Person owned 50% or more, directly or indirectly, or controlled by any one or more Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any applicable Sanctions Authority.

“Sanctions Authority” means each of OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, and His Majesty’s Treasury of the United Kingdom.

“Scheduled Unavailability Date” has the meaning specified in Section 2.08(b)(ii).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means any Event of Default pursuant to Section 6.01(a) or Section 6.01(e).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless otherwise specified herein, any reference to a Subsidiary shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means Boise White Paper, L.L.C. and each other Subsidiary that shall be required to execute and deliver a guaranty pursuant to Section 5.01(j).

“Subsidiary Guaranty” means (a) the Subsidiary Guaranty dated as of the Closing Date and (b) any additional guaranty of the Subsidiary Guarantors delivered pursuant to Section 5.01(j).

“Successor Rate” has the meaning specified in Section 2.08.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, as to each Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “Term Commitment” or opposite such caption in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of Term Commitments of all of the Lenders on the Closing Date is FIVE HUNDRED MILLION DOLLARS ($500,000,000).

“Term Loan” means an advance of loans made under Section 2.01.

“Term Loan Availability Period” means the period from and including the Closing Date to the earliest of (a) the Outside Date under, and as defined in, the Greif Acquisition Agreement (i.e., initially June 30, 2026, as such Outside Date may be extended pursuant to the terms of Section 10.01(a) of the Greif Acquisition Agreement as in effect on the Closing Date); provided that such date may not be extended beyond December 27, 2026, (b) the consummation of the Greif Acquisition without the use of the Term Loan Facility, (c) the termination or expiration of the Greif Acquisition Agreement in accordance with its terms, and (d) receipt by the Arrangers of written notice from the Borrower of its election to terminate all Term Commitments in full.

“Term Loan Facility” means, at any time, the aggregate amount of the Lenders’ Term Commitment at such time.

“Term Loan Facility Fee” has the meaning specified in Section 2.04(a).

“Term Loan Facility Fee Payment Date” means the earlier of (a) the date of the consummation of the Greif Acquisition using the proceeds of the Term Loans and (b) the date of termination of all Term Commitments.

“Term Loan Funding Date” means the time and Business Day on which the conditions set forth in Section 3.02 are satisfied.

“Termination Date” means the earlier of (i) the date that is seven (7) years from the Closing Date and (ii) the date of the prepayment of all Term Loans.

“Term SOFR Rate” means,

(a) for any Interest Period with respect to a Term SOFR Rate Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;

provided that if the Term SOFR Rate determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR Rate shall be deemed zero for purposes of this Agreement.

“Term SOFR Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Term SOFR Lending Office” in its Administrative Questionnaire or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Term SOFR Rate Loan” means a Term Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR Rate.

“Term SOFR Replacement Date” has the meaning specified in Section 2.08.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).

“Trade Date” has the meaning specified in Section 8.07(j)(i).

“Type” refers to the distinction between Term Loans bearing interest at the Base Rate, Term Loans bearing interest at the Term SOFR Rate and Term Loans bearing interest at the Quoted Rate Option.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Person” means (a) any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code and (b) solely for purposes of Sections 4.01(w) and 5.01(m), any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Valdosta Facility” means the wood yard processing facility used in connection with the Borrower’s containerboard mill and located in Valdosta, Georgia, United States of America.

“Voting Participant” has the meaning assigned to such term in Section 8.07(i).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.03 Accounting Terms.

(a) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect in the United States from time to time (“GAAP”); provided that (i) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(e) (“Initial GAAP”), that is material in respect of the calculation of compliance with the covenants set forth in Section 5.03, the Borrower shall give prompt notice of such change to the Agent and the Lenders, and (ii) if the Borrower notifies the Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then such provision shall be applied on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.

(b) Notwithstanding the foregoing clause (a), (i) for purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Borrower to measure an item of Debt using fair value (as permitted by FASB 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made; (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded; and (iii) for purposes of determining compliance with any covenant contained herein, whether a lease constitutes a capital lease, and whether obligations arising under such lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense in such lessee’s financial statements, shall be determined in accordance with GAAP as in effect as of December 31, 2018 notwithstanding any modification or interpretive change occurring thereafter.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

Section 1.04 Rates.

The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

Section 1.05 [Reserved.]

Section 1.06 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.07 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

ARTICLE II

AMOUNTS AND TERMS OF THE TERM LOAN

Section 2.01 The Term Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single term loan to the Borrower on the Term Loan Funding Date in an amount not to exceed such Lender’s Term Commitment. Amounts repaid or prepaid on the Term Loans may not be reborrowed. Term Loans may be divided into tranches that are Base Rate Loans, Term SOFR Rate Loans, or Quoted Rate Loans, as further provided herein.

Section 2.02 Making the Term Loans.

(a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. on the second Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Term SOFR Rate Loans or Quoted Rate Loans or (y) 11:00 A.M. on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Loans, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer, specifying therein the requested (i) date of such Borrowing, (ii) Type of Term Loans comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Term SOFR Rate Loans or Quoted Rate Loans, the initial Interest Period for such Term Loans. Each Lender shall, before 1:00 P.M. on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s Ratable Share of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02.

(b) Each Borrowing of Term SOFR Rate Loans shall be in an amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, each Borrowing of Base Rate Loans shall be in an amount of $500,000 or a whole multiple of $100,000 in excess thereof and each Borrowing of Quoted Rate Loans shall be in an amount of $100,000,000 or a whole multiple of $1,000,000 in excess thereof. Borrowings comprised of Term SOFR Rate Loans may not be outstanding as part of more than ten (10) separate Interest Periods, and Borrowings comprised of Quoted Rate Loans may not be outstanding as part of more than five (5) separate Interest Periods.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Term SOFR Rate Loans or Quoted Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing the applicable conditions set forth in Article III, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Term Loan to be made by such Lender as part of such Borrowing when such Term Loan, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender’s Ratable Share of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with clause (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Share available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Term Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Term Loan as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Term Loan to be made by it as part of the Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03 [Reserved.]

Section 2.04 Fees.

(a) Term Loan Facility Fee. The Borrower agrees to pay to the Agent, for the account of the Lenders, a facility fee (the “Term Loan Facility Fee”) from and including (a) October 29, 2025, in the case of each Person that is a Lender as of such date, and (b) the effective date specified in the Assignment and Acceptance pursuant to which such Person became a Lender in the case of each other Person that becomes a Lender after October 29, 2025, until the Term Loan Facility Fee Payment Date, payable in arrears, quarterly, as invoiced by the Agent on or before the due date, on the last Business Day of each March, June, September and December, commencing December 31, 2025, and on the Term Loan Facility Fee Payment Date, at the Applicable Percentage in respect of the Term Loan Facility on the actual daily amount of the unfunded Term Commitments of such Lender.

(b) [Reserved.]

(c) Agent’s Fees. The Borrower shall pay to the Agent for its own account (i) such fees in the amounts and at the times specified in the Fee Letter and (ii) such fees as may from time to time be agreed between the Borrower and the Agent.

Section 2.05 Optional Termination or Reduction of the Commitments. At any time prior to the Term Loan Funding Date, the Borrower shall have the right, upon notice received by the Agent not later than 5:00 p.m. at least three (3) Business Days prior to the date of termination or reduction, to terminate in whole or permanently reduce in part the unutilized portion of any Term Commitments of the Lenders; provided that each partial reduction shall be made ratably among the Lenders in accordance with their Term Commitments. In addition, the obligation of the relevant Lenders to make the Term Loans shall automatically terminate on the last day of the Term Loan Availability Period.

Section 2.06 Repayments. The Borrower shall repay to the Agent for the account of each Lender on the Termination Date the aggregate principal amount of the Term Loans made by such Lender and then outstanding.

Section 2.07 Interest on Term Loans.

(a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Term Loan owing to each Lender from the date of such Term Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Loans. During such periods as such Term Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods and on the date such Base Rate Loan shall be Converted or paid in full.

(ii) Term SOFR Rate Loan. During such periods as such Term Loan is a Term SOFR Rate Loan, a rate per annum equal at all times during each Interest Period for such Term Loan to the sum of (x) the Term SOFR Rate for such Interest Period for such Term Loan plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last Business Day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Term SOFR Rate Loan shall be Converted or paid in full.

(iii) Quoted Rate Loan. During such periods as such Term Loan is a Quoted Rate Loan, a rate per annum equal at all times during each Interest Period for such Term Loan to the sum of (x) the Quoted Rate for such Interest Period for such Term Loan plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last Business Day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Quoted Rate Loan shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall, upon the request of the Required Lenders (or automatically during the continuance of an Event of Default under (x) Section 6.01(a) with respect to the payment of any principal of any Term Loan or (y) Section 6.01(e)), pay interest (“Default Interest”) on (i) the principal amount of each Term Loan owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Term Loan pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Loans pursuant to clause (a)(i) above; provided, however, that following acceleration of the Term Loans pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Required Lenders and such interest shall be payable on demand.

Section 2.08 Interest Rate Determination.

(a) If in connection with any request for a Term SOFR Rate Loan or a conversion to or continuation thereof, as applicable, (i) the Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with 2.08(b), and the circumstances under clause (i) of Section 2.08(b) or the Scheduled Unavailability Date has occurred (as applicable) or (B) adequate and reasonable means do not otherwise exist for determining the Term SOFR Rate for any requested Interest Period with respect to a proposed Term SOFR Rate Loan or in connection with an existing or proposed Base Rate Loan or (ii) the Agent or the Required Lenders determine that for any reason that the Term SOFR Rate for any requested Interest Period with respect to a proposed Term SOFR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Rate Loans or to convert Base Rate Loans to Term SOFR Rate Loans shall be suspended (to the extent of the affected Term SOFR Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR Rate component of the Base Rate, the utilization of the Term SOFR Rate component in determining the Base Rate shall be suspended, in each case until the Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.08(a), until the Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Rate Loans (to the extent of the affected Term SOFR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Rate Loans shall be deemed to have been converted to Base Rate Loans at the end of their respective applicable Interest Period.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of the Term SOFR Rate, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Agent or such administrator with respect to its publication of the Term SOFR Rate, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of the Term SOFR Rate or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease; provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Agent, that will continue to provide such interest periods of the Term SOFR Rate after such specific date (the latest date on which one month, three month and six month interest periods of the Term SOFR Rate or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, the Term SOFR Rate will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.08(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Term SOFR Rate or any then current Successor Rate in accordance with this Section 2.08 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders object to such amendment.

The Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero percent (0%), the Successor Rate will be deemed to be zero percent (0%) for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 2.08, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Term Loans in Dollars shall be excluded from any determination of Required Lenders.

Section 2.09 Optional Conversion of Term Loans. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of any Term Loans of one Type comprising the same Borrowing into Term Loans of the other Type; provided, however, that any Conversion of Term SOFR Rate Loans or Quoted Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Term SOFR Rate Loans or Quoted Rate Loans, any Conversion of Base Rate Loans into Term SOFR Rate Loans or Quoted Rate Loans shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Term Loans shall result in more separate Borrowings of Term SOFR Rate Loans or Quoted Rate Loans than permitted under Section 2.02(b) and each Conversion of Term Loans comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their applicable Ratable Shares. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Term Loans to be Converted, and (iii) if such Conversion is into Term SOFR Rate Loans or Quoted Rate Loans, the duration of the initial Interest Period therefor. Each notice of Conversion shall be irrevocable and binding on the Borrower.

Section 2.10 Prepayments of Term Loans. The Borrower may on any Business Day, upon notice to the Agent of a Notice of Term Loan Prepayment (submitted by a Responsible Officer and received by the Agent not later than 11:00 A.M. (a) three (3) Business Days prior to any date of prepayment of Term SOFR Rate Loans or Quoted Rate Loans and (b) on the date of prepayment of Base Rate Loans) stating the date and aggregate principal amount of a proposed prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of Term Loans comprising part of the same Borrowing in whole or ratably in part, in each case, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, except that any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. In the event of any prepayment of Term SOFR Rate Loans or Quoted Rate Loans, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c) and any prepayment of Quoted Rate Loans prior to the end of the applicable Interest Period shall be accompanied by any applicable make-whole applicable to such Term Loan, reasonably determined by CoBank in good faith and in accordance with its customary practices and then-prevailing banking industry practices with respect to Quoted Rate Loans, for the prepayment date with respect to such principal amount being repaid. Subject to the foregoing terms, amounts prepaid under this Section 2.10 shall be applied as the Borrower may elect; provided that if the Borrower shall fail to specify its elected application with respect to any voluntary prepayment, such voluntary prepayment shall be applied first to Base Rate Loans, then to Term SOFR Rate Loans and last to Quoted Rate Loans in direct order of Interest Period maturities. Each such prepayment shall be applied to the Term Loans of the applicable Lenders in accordance with their respective applicable Ratable Shares.

Section 2.11 Increased Costs.

If, due to either (i) any Change in Law or (ii) the compliance with any guideline or request issued after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Term SOFR Rate Loans (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes after the date hereof in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be prima facie evidence of the correctness thereof for all purposes, absent manifest error.

(a) If any Lender reasonably determines that any Change in Law or compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) adopted or issued after the date hereof affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be prima facie evidence of the correctness thereof for all purposes, absent manifest error.

(b) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the change or circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the change or circumstance giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.12 Illegality.

If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund or charge interest with respect to any Borrowing, or to determine or charge interest rates based upon SOFR or the Term SOFR Rate, then, upon notice thereof by such Lender to the Borrower (through the Agent), (i) any obligation of such Lender to make or continue Term SOFR Rate Loans or to convert Base Rate Loans to Term SOFR Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR Rate component of the Base Rate, in each case until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all Term SOFR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Rate Loans and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.11.

Section 2.13 Payments and Computations.

(a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. on the day when due in dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees or commissions ratably (other than amounts payable pursuant to Section 2.11, 2.12, 2.14, 2.20 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Term SOFR Rate, Quoted Rate or the Federal Funds Rate and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, facility fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on Term SOFR Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

Section 2.14 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable laws. If any applicable laws (as determined in the good faith discretion of the Agent) require the deduction or withholding of any Tax from any such payment by the Agent or a Loan Party, then the Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to clause (e) below.

(ii) If any Loan Party or the Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Agent shall withhold or make such deductions as are determined by the Agent to be required based upon the information and documentation it has received pursuant to clause (e) below, (B) the Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Agent shall be required by any applicable laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Agent, as required by such laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to clause (e) below, (B) such Loan Party or the Agent, to the extent required by such laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of clause (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(d) relating to the maintenance of a Participant Register and (z) the Agent against any Excluded Taxes attributable to such Lender that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).

(d) Evidence of Payments. Upon request by any Loan Party or the Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Agent to a Governmental Authority as provided in this Section 2.14, each Loan Party shall deliver to the Agent or the Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

1. any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

2. any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed originals of Internal Revenue Service Form W-8ECI,

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(D) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

3. any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

4. if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.14 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.14, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this clause the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations.

Section 2.15 Sharing of Payments, Etc.

(a) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Term Loans owing to it (other than pursuant to Section 2.11, 2.12, 2.14, 2.20 or 8.04(c)) in excess of its ratable share of payments on account of the Term Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Term Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(b) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(d), 2.15(a), or 7.05(a), then the Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Lender for the benefit of the Agent, to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Agent in its discretion.

Section 2.16 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Term Loans. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Term Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender.

(b) The Register maintained by the Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Term Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to clause (b) above, and by each Lender in its account or accounts pursuant to clause (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.17 Use of Proceeds. The proceeds of the Term Loan Facility shall be used to finance in part the Greif Acquisition Transactions.

Section 2.18 [Reserved].

Section 2.19 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Each Defaulting Lender shall be entitled to receive any facility fee pursuant to Section 2.04(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the outstanding amount of the Term Loans funded by it (and the Borrower shall not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) subject to the last sentence of Section 8.01, the unused Term Commitment and/or outstanding Term Loans of such Defaulting Lender shall not be included in determining whether any group of Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.01).

Section 2.20 Payments Generally; Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.07(c) and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Funding by Lenders; Presumption by Agent.

(i) Funding by Lenders. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Rate Loans or Quoted Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(ii) Payments by Borrower; Presumptions by Agent. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the appropriate Lenders the amount due. With respect to any payment that the Agent makes for the account of the Lenders hereunder as to which the Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Term Loan set forth in Article III are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 8.04 are several and not joint. The failure of any Lender to make any Term Loan, to fund any such participation or to make any payment under Section 8.04 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or to make its payment under Section 8.04.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.

(f) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders, each payment of fees under Section 2.04 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments or their respective Term Loans that are to be included in such Borrowing (in the case of conversions and continuations of Term Loans); (iii) each payment or prepayment of principal of Term Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them; and (iv) each payment of interest on Term Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Term Loans then due and payable to the respective Lenders.

(g) Insufficient Funds. If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal and interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01 Conditions Precedent to the Closing Date. The effectiveness of this Agreement is subject solely to satisfaction (or waiver) of the following conditions precedent:

(a) The Agent’s receipt of executed counterparts of this Agreement (including exhibits and schedules), which shall be originals or PDF copies unless otherwise specified, properly executed by a duly authorized officer of the Borrower, dated the Closing Date, and in form and substance satisfactory to the Agent and each of the Lenders.

(b) As of the Closing Date, except as disclosed in the Public Filings, there shall have occurred no event or circumstance that could reasonably be expected to result in a Material Adverse Change since December 31, 2024.

(c) All fees due to the Agent, the Arrangers and the Lenders shall have been paid, and all expenses to be paid or reimbursed to the Agent and the Arrangers that have been invoiced at least three (3) Business Days prior to the Closing Date shall have been paid by or at the direction of the Borrower.

(d) The Borrower shall have provided to the Agent, (i) at least three (3) Business Days prior to the Closing Date, the documentation and other information required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the U.S.A. Patriot Act, to the extent requested by the Agent or any Lender at least ten Business Days prior to the Closing Date and (ii) at least three (3) Business Days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party to the extent that such Beneficial Ownership Certification was requested at least five (5) Business Days prior to the Closing Date.

(e) The Agent shall have received on or before the Closing Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i) A Note for each Lender that has requested a Note pursuant to Section 2.16.

(ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

(iii) A certificate of the Secretary or an Assistant Secretary of each of the Borrower and Subsidiary Guarantor certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is a party.

(iv) A good standing certificate as of a recent date for each of the Borrower and Subsidiary Guarantor from the Secretary of State of the State of Delaware.

(v) An officer’s certificate from an executive officer of the Borrower (x) regarding satisfaction of the conditions precedent set forth in Sections 3.01 and (ii) certifying that (1) the representations and warranties contained in Section 4.01 (other than the last sentence of the representation and warranty contained in Section 4.01(e)) are true and correct in all material respects (except to the extent such representation and warranty is qualified by Material Adverse Effect or other materiality, in which case it shall be true and correct in all respects) on and as of the Closing Date, before and after giving effect to the Credit Agreement and the transactions contemplated thereby, and (2) no event has occurred and is continuing, or would result from the transactions contemplated to occur as of the Closing Date, that constitutes a Default.

(vi) Favorable opinions of (A) Mayer Brown LLP, New York counsel for the Borrower, and (B) Ellis Cunningham, General Counsel of the Borrower, in each case, in form and substance reasonably acceptable to the Agent.

(vii) The Subsidiary Guaranty, executed by a duly authorized officer of the Subsidiary Guarantor, dated as of the Closing Date, and substantially in the form of Exhibit E hereto.

(viii) Certified copies of the consents of the sole manager of the Subsidiary Guarantor approving the Subsidiary Guaranty, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Subsidiary Guaranty.

(f) The Agent shall have received evidence that the Borrower has terminated the Existing Credit Agreement and repaid in full all obligations owing thereunder.

(g) The Agent shall have received evidence that the Commercial Bank Facilities shall become effective substantially simultaneously with the Closing Date.

(h) The Agent shall have received evidence that the Borrower has (i) made a minimum equity investment of $1,000 in Compeer Financial and (ii) entered into a standard membership agreement with Compeer Financial.

Section 3.02 Conditions to the Term Loan Funding Date.

The availability and funding of the Term Loans on the Term Loan Funding Date shall be subject solely to the satisfaction (or waiver thereof in accordance with this Agreement) of the following conditions on or before the expiration of the Term Loan Availability Period:

(a) The Closing Date shall have occurred, or shall occur substantially simultaneously with the Borrowing of the Term Loan.

(b) The Greif Acquisition Agreement (including the schedules and exhibits thereto) shall not have been modified or amended or any provisions waived or consented to by the Borrower in a manner that is materially adverse to the interests of the Lenders (in their capacities as such) without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned; provided, that the Arrangers shall be deemed to have consented to such change unless they shall object within five (5) Business Days after written receipt of such change), it being understood that any change in the purchase price shall be deemed to be not materially adverse to the interests of the Lenders if (i) in the case of any increase to the purchase price (x) such increase is less than or equal to 10% of the purchase price, or (y) in the case of an increase greater than 10% of the purchase price, the portion of such increase above 10% is not funded with additional indebtedness, or (ii) in the case of any decrease to the purchase price (x) such decrease is less than or equal to 10% of the purchase price or (y) in the case of a decrease greater than 10% of the purchase price, the portion of such decrease exceeding 10% is applied to reduce commitments with respect to the Term Loan Facility and the term loan provided under the Commercial Bank Facilities, pro rata, if applicable, on a dollar-for-dollar basis.

(c) The Greif Acquisition shall have been, or shall concurrently with the Borrowing of the Term Loans be, consummated in all material respects in accordance with the terms of the Greif Acquisition Agreement, as such terms may be altered, amended or otherwise changed, supplemented, waived or consented to in accordance with Section 3.02(b).

(d) [Reserved].

(e) The Greif Acquisition Agreement Specified Representations shall be true and correct in all material respects (or if already qualified by materiality or material adverse effect, in all respects).

(f) The Greif Specified Representations shall be true and correct in all material respects (or in all respects if qualified by materiality or material adverse effect).

(g) Since the Balance Sheet Date (as such term is defined in the Greif Acquisition Agreement as in effect on the Greif Original Signing Date), there has been no change, event, occurrence or development that, individually or in the aggregate with any other changes, events, occurrences or developments, has had or would reasonably be expected to have a Material Adverse Effect (as such term is defined in the Greif Acquisition Agreement as in effect on Greif Original Signing Date without giving effect to “after the date hereof” included in such definition).

(h) The Agent shall have received (i) a customary closing certificate (certifying as to the satisfaction of the conditions set forth this Section 3.02) and (ii) a customary Notice of Borrowing.

(i) The Agent shall have received:

(i) Within ninety days after the end of each fiscal year of the Borrower ending after July 7, 2025, the Consolidated balance sheet of the Borrower as of the end of each such fiscal year and related Consolidated statements of operations, cash flows and shareholders’ equity, accompanied by a report thereon of the Borrower’s auditors; and

(ii) Within forty-five days after the end of each fiscal quarter of the Borrower ending after, or, to the extent available, on, June 30, 2025, an unaudited balance sheet and related statements of operations and cash flows of the Borrower for each such fiscal quarter and for the comparable periods of the prior fiscal year.

(j) All fees due to the Agent, the Arrangers and the Lenders required to have been paid on or prior to the Term Loan Funding Date shall have been paid, and all expenses required to be paid or reimbursed to the Agent and the Arrangers that have been invoiced at least three (3) Business Days prior to the Term Loan Funding Date shall have been paid by or at the direction of the Borrower (it being understood that such payments may be made in the form of original issue discount or otherwise from the proceeds of the initial funding of the Term Loans hereunder).

Notwithstanding anything in this Agreement or any other Loan Document or other undertaking concerning the financing of the Greif Acquisition Transactions to the contrary, after the Closing Date, (i) the only conditions (express or implied) to the availability and funding of the Term Loans on the Term Loan Funding Date are the conditions set forth in this Section 3.02, (ii) the only representations the accuracy of which shall be a condition to the availability and funding of the Term Loans on the Term Loan Funding Date shall be the Greif Acquisition Agreement Specified Representations and the Greif Specified Representations as set forth in this Section 3.02 and (iii) the terms of this Agreement shall not impair the availability or funding of the Term Loan Facility on the Term Loan Funding Date if the conditions set forth in this Section 3.02 are otherwise satisfied (or waived by the Required Lenders).

Section 3.03 Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the Closing Date or the Term Loan Funding Date specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Closing Date and the Term Loan Funding Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Each Loan Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, are within such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other action, and do not contravene (i) such Loan Party’s charter or by-laws or other organizational documents, (ii) applicable laws, (iii) any indenture, deed of trust, credit agreement or loan agreement binding on or affecting the Borrower or (iv) any other material agreement, contract or instrument binding on or affecting such Loan Party.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by any Loan Party of the Loan Documents to which it is or is to be a party (other than those approvals, actions, notices or filings that have been taken or made, as the case may be, on or prior to the Closing Date). No authorization or approval or other action by, and no notice to or filing with, any third party is required for the due execution, delivery and performance by any Loan Party of the Loan Documents to which it is or is to be a party (other than those approvals, actions, notices or filings that have been taken or made, as the case may be, on or prior to the Closing Date), except to the extent that failure to so obtain or so file could not reasonably be expected to have a Material Adverse Effect.

(d) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, legal, valid and binding obligation of each Loan Party that is a party thereto enforceable against such Loan Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e) Each of (i) the Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2024, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants and (ii) the Consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2025, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal quarter then ended, in each case copies of which have been furnished to each Lender, fairly present in accordance with GAAP the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied (subject, in the case of such quarterly financial statements, to year-end adjustments and the absence of footnotes). Except as disclosed in the Public Filings, since December 31, 2024 no event or circumstance has occurred and is continuing that could reasonably be expected to result in a Material Adverse Change.

(f) Except as disclosed in the Public Filings, there is no pending or, to the knowledge of the Borrower, threatened action, suit, investigation, litigation or proceeding, including any Environmental Action, affecting the Borrower or any Subsidiary before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) could be reasonably likely to adversely affect the legality, validity or enforceability of this Agreement or any other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, within the meaning of Regulation U issued by the Board, and no proceeds of any Term Loan will be used to purchase or carry any margin stock in violation of such Regulation U or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) Neither the Borrower nor any Person “controlling” the Borrower is required to be registered as an “investment company”, as such term is defined in and under the Investment Company Act of 1940.

(i) The Loan Parties and their respective Subsidiaries are, on a consolidated basis, Solvent.

(j) Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished in writing by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation of this Agreement or the other Loan Documents or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made and taken as a whole, not materially misleading; provided that, with respect to projected financial information and forward-looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made and provided, further, that the Borrower makes no representation or warranty with respect to general industry information contained in the Information Memorandum derived from consultants or public or third party sources except that the Borrower believed, to the best of its knowledge and on the date of the Information Memorandum, such information to be reliable.

(k) Each of the Borrower and its Subsidiaries have good title in fee simple to, or valid leasehold interests in, all real property material to their respective businesses, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of the property of the Borrower and its Subsidiaries is subject to any Lien, except for Liens permitted by Section 5.02(a).

(l) The properties of the Borrower and its Subsidiaries are insured with responsible and reputable insurance companies or associations not Affiliates of such Persons (other than any self-insurance maintained in the ordinary course of business).

(m) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

(n) Schedule 4(n) sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary, in each case as of the Closing Date.

(o) The Borrower and each Subsidiary has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except (a) for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP or (b) where such non-filing or nonpayment would not have a Material Adverse Effect.

(p) The Borrower and each Subsidiary is in compliance with all applicable laws, rules, regulations and orders and all judgments, decrees and orders of any Governmental Authority, except where (x) the necessity of compliance therewith is being contested in good faith by appropriate proceedings or (y) non-compliance, either singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(q) Neither the Borrower nor any Subsidiary is in default under or with respect to any of their contractual obligations in any respect which would be reasonably expected to have a Material Adverse Effect. No Default has occurred and is continuing.

(r) Neither the Borrower nor any Subsidiary is a Sanctioned Person or is located, organized or resident in any Sanctioned Country in violation of applicable Sanctions; provided that if any Subsidiary is located, organized or resident in a jurisdiction that becomes a Sanctioned Country after the date of this Agreement, such Subsidiary shall not be a “Subsidiary” for purposes of the foregoing so long as (i) such Subsidiary is taking reasonable steps either to obtain appropriate licenses for transacting business in such jurisdiction or to no longer be located, organized or resident in such jurisdiction and (ii) such Person’s being located, organized or resident in such country or territory (x) will not result in any violation of Sanctions by the Agent or any Lender and (y) would not be reasonably expected to have a Material Adverse Effect.

(s) The Borrower, its directors and its officers shall not use, directly, or, to the knowledge of the Borrower, indirectly, or, to the knowledge of the Borrower, the Borrower’s employees or its agents shall not use, directly or indirectly, the proceeds of any Term Loan or letter of credit (i) in violation of any applicable Anti-Corruption Laws, or (ii) in violation of any applicable Sanctions, or (iii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of any applicable Sanctions.

(t) Neither the Borrower nor any Subsidiary Guarantor is an Affected Financial Institution.

(u) As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

(v) Neither the Borrower nor any Subsidiary Guarantor is a Covered Entity.

(w) Neither the Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01 Affirmative Covenants. So long as any Term Loan shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each Subsidiary to comply with all applicable laws, rules, regulations and orders, such compliance to include compliance with ERISA and Environmental Laws, except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Borrower and each Subsidiary shall maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and Sanctions.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each Subsidiary to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and enforcement actions are begun.

(c) Maintenance of Insurance. Maintain, and cause each Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 5.02(b) and provided further that neither the Borrower nor any Subsidiary shall be required to preserve any right or franchise or, in the case of any Subsidiary, its corporate existence, if the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or the Borrower and its Subsidiaries taken as a whole, and that the loss thereof is not disadvantageous in any material respect to the Borrower, the Borrower and its Subsidiaries taken as a whole or the Lenders.

(e) Visitation Rights. At any reasonable time and from time to time upon reasonable prior notice, permit the Agent or any agents or representatives thereof (unless an Event of Default has occurred and is continuing, at the expense of the Agent, as the case may be), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and any Subsidiary with any of their officers or directors and with their independent certified public accountants; provided that, the Borrower shall have the right to participate in any discussions of the Agent or any Lender with any independent accountants of the Borrower or any Subsidiary; provided further that only the Agent, on behalf of the Lenders, may exercise rights under this Section 5.01(e) and the Agent shall not exercise such rights more often than two (2) times during any calendar year, absent the existence of an Event of Default.

(f) Keeping of Books. Keep, and cause each Subsidiary to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and such Subsidiary in a manner sufficient to permit the preparation of financial statements in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear and loss or damage by casualty or condemnation excepted, except to the extent that the failure to maintain and preserve such properties could not reasonably be expected to result in a Material Adverse Effect.

(h) Transactions with Affiliates. Conduct, and cause each Subsidiary to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, other than (i) transactions by and among the Borrower and its wholly-owned Subsidiaries and (ii) compensation of, or fees payable to, officers and directors of the Borrower and its Subsidiaries.

(i) Reporting Requirements. Furnish to the Agent:

1. as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end adjustments and the absence of footnotes) by the chief financial officer, chief executive officer or treasurer of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer, chief executive officer or treasurer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03; provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

2. as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion reasonably acceptable to the Required Lenders by Ernst & Young LLP or other independent public accountants reasonably acceptable to the Required Lenders and certificates of the chief financial officer, chief executive officer or treasurer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03; provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

3. as soon as possible and in any event within five Business Days after the chief financial officer, the chief executive officer, the treasurer, the controller or the general counsel of the Borrower obtains actual knowledge of the occurrence of any Default continuing on the date of such statement, a statement of the chief financial officer, chief executive officer or treasurer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

4. promptly after the sending or filing thereof, copies of all reports that the Borrower sends to its securityholders generally, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

5. promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any Subsidiary of the type described in Section 4.01(f);

6. promptly following any request therefor, provide information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and

7. such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

(j) New Material Subsidiaries. Promptly and in any event within (x) with respect to Greif Containerboard Solutions LLC, a Delaware limited liability company, ten (10) Business Days (or such longer period to which the Agent may consent to in its sole discretion) of the consummation of the Greif Acquisition and (y) 30 days following the request of the Agent or the Required Lenders made after either (i) the organization or acquisition of any new Material Subsidiary or (ii) the delivery of audited annual financial statements pursuant to Section 5.01(i) that indicate that a Subsidiary that is not at such time a Subsidiary Guarantor is a Material Subsidiary, cause such Material Subsidiary to execute and deliver a Subsidiary Guaranty in substantially the form of Exhibit E hereto, together with such documents as the Agent or the Required Lenders may reasonably request evidencing corporate action taken to authorize such execution and delivery and the incumbency and signatures of officers of such Material Subsidiary; provided that a Material Subsidiary shall not be required to become a Subsidiary Guarantor if (A) a guaranty by such Material Subsidiary would result in material adverse tax consequences to the Borrower and its Subsidiaries or shareholders of the Borrower or (B) a guaranty by such Material Subsidiary is prohibited or limited by regulatory requirements or applicable law.

(k) The proceeds of the Term Loans shall be used in accordance with Section 2.17.

(l)   (i) So long as a Farm Credit Lender is a Lender or Voting Participant hereunder, the Borrower shall, if required by such Farm Credit Lender, acquire (if Borrower does not already own) equity in such Farm Credit Lender in such amounts and at such times as such Farm Credit Lender may require in accordance with such Farm Credit Lender’s bylaws and capital plan or similar documents (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in such Farm Credit Lender in connection with the portion of the Term Loans made by such Farm Credit Lender may not exceed the maximum amount permitted by the applicable bylaws, capital plan and related documents (x) at the time this Agreement is entered into or (y) in the case of a Farm Credit Lender that becomes a Lender or Voting Participant as a result of an assignment or sale of participation, at the time of the closing of the related assignment or sale of participation. The Borrower acknowledges receipt of documents from each such Farm Credit Lender that describe the nature of the Borrower’s stock and other equities in such Farm Credit Lender in connection with its patronage loan from such Farm Credit Lender (the “Farm Credit Equities”) as well as applicable capitalization requirements, and agrees to be bound by the terms thereof.

(ii) Each party hereto acknowledges that each Farm Credit Lender’s bylaws, capital plan and similar documents (as each may be amended from time to time) shall govern (x) the rights and obligations of the parties with respect to the Farm Credit Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with such Farm Credit Lender, (y) the Borrower’s eligibility for patronage distributions from such Farm Credit Lender (in the form of Farm Credit Equities and cash) and (z) patronage distributions, if any, in the event of a sale of a participation interest. Each Farm Credit Lender reserves the right to assign or sell participations in all or any part of its Commitments or outstanding Term Loans hereunder on a non-patronage basis (and/or to a Lender that pays no patronage or pays patronage that is lower than the patronage paid by the transferring Farm Credit Lender) in accordance with Section 8.07; provided, that if Borrower’s consent to such assignment or sale of a participation by such Farm Credit Lender is required pursuant to Section 8.07(a) or Section 8.07(e), as applicable, the parties hereto agree that, solely with respect to Borrower’s ability to reasonably withhold consent to such transfer because of an expected reduction in patronage distributions to the Borrower (it being understood and agreed that the Borrower may have another basis for reasonably withholding consent to such transfer), (A) if the transferring Farm Credit Lender has not delivered a Farm Credit Lender Transfer Certificate (as defined below) to the Borrower, then the Borrower may withhold its consent to such assignment or sale in its sole discretion (and in such case, the Borrower shall be deemed to have acted reasonably), and (B) if the transferring Farm Credit Lender has delivered a Farm Credit Lender Transfer Certificate to the Borrower, then the Borrower may not withhold its consent to such assignment or sale (and any such withholding of consent shall be deemed unreasonable). For purposes hereof, “Farm Credit Lender Transfer Certificate” means a certificate executed by an officer of the transferring Farm Credit Lender and certifying to the Borrower that such transferring Farm Credit Lender has used commercially reasonable efforts to consummate the relevant assignment or sale or a participation with another entity that would be expected to make patronage distributions to the Borrower on a going forward basis that are consistent with (or better than) those that the Borrower could reasonably have expected to have received from such transferring Farm Credit Lender.

(iii) Each party hereto acknowledges that each Farm Credit Lender has a statutory first lien pursuant to the Farm Credit Act of 1971 on all Farm Credit Equities of such Farm Credit Lender that the Borrower may now own or hereafter acquire, which statutory lien shall be for such Farm Credit Lender’s sole and exclusive benefit. The Farm Credit Equities of a particular Farm Credit Lender shall not constitute security for the obligations due to any other Lender. To the extent that any of the Loan Documents create a Lien on the Farm Credit Equities of a Farm Credit Lender or on patronage accrued by such Farm Credit Lender for the account of the Borrower (including, in each case, proceeds thereof), such Lien shall be for such Farm Credit Lender’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder. Neither the Farm Credit Equities nor any accrued patronage shall be offset against the obligations hereunder except that, in the event of an Event of Default, a Farm Credit Lender may elect, solely at its discretion, to apply the cash portion of any patronage distribution or retirement of equity to amounts owed to such Farm Credit Lender under this Agreement, whether or not such amounts are currently due and payable. The Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Borrower. No Farm Credit Lender shall have an obligation to retire the Farm Credit Equities of such Farm Credit Lender upon any Default, either for application to the obligations or otherwise.

(m) Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 5.02 Negative Covenants. So long as any Term Loan shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

(a) Liens, Etc. Create or suffer to exist, or permit any Subsidiary to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any Subsidiary to assign, any right to receive income, other than:

(i) Permitted Liens,

(ii) capital leases and purchase money Liens upon or in any real or personal property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of such property, or Liens existing on such property at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any properties of any character other than the property being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced; provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed $350,000,000 at any time outstanding,

(iii) the Liens existing on the Closing Date and described on Schedule 5.02(a) hereto,

(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary or becomes a Subsidiary; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary,

(v) assignments of the right to receive income or Liens granted by the Borrower or any Subsidiary in connection with any Permitted Receivables Financing or Non-Recourse supplier financing; provided that any such Permitted Receivables Financing incurred by a Subsidiary shall be permitted under Section 5.02(d)(iv),

(vi) licenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Borrower and its Subsidiaries taken as a whole,

(vii) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any Subsidiary (other than a Receivables Subsidiary) in the ordinary course of business,

(viii) Liens arising out of judgments or awards in circumstances not constituting an Event of Default under Section 6.01 in respect of which the Borrower or any Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards does not exceed $75,000,000 at any time outstanding,

(ix) statutory, contractual and common law landlords’ liens under leases or subleases permitted by this Agreement,

(x) Liens (other than any Lien imposed by ERISA) (x) to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (y) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that the aggregate amount of deposits at any time pursuant to sub-clauses (x) and (y) shall not exceed $125,000,000 in the aggregate,

(xi) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement,

(xii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business (excluding any general inventory financing),

(xiii) Liens securing Debt and other obligations (whether incurred by the Borrower or any of its Subsidiaries) not permitted by the other provisions of this Section 5.02(a) in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Net Tangible Assets,

(xiv) customary rights and restrictions contained in agreements relating to the sale or transfer of assets permitted hereunder by the Borrower or any of its Subsidiaries pending the completion thereof,

(xv) Liens on cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for an acquisition or other transaction permitted hereunder,

(xvi) banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts and securities accounts maintained with financial institutions in the ordinary course of business, including Liens relating to intercompany cash pooling and/or sweeping arrangements or similar cash management products,

(xvii) Liens on assets of Subsidiaries organized under the laws of a jurisdiction other than the United States or any state territory or district thereof securing Debt permitted by Section 5.02(d)(vii),

(xviii) Lien on insurance policies obtained in the ordinary course of business and the proceeds thereof securing the financing of the premiums with respect thereto,

(xix) Liens on assets of Louisiana Timber Procurement securing Debt or other obligations of Louisiana Timber Procurement; provided that such Liens shall not apply to any assets of the Borrower or any other Subsidiary),

(xx) statutory Liens on the Farm Credit Equities of any Farm Credit Lender now or hereafter owned by the Borrower (including, for the avoidance of doubt, any Farm Credit Equities of any Farm Credit Lender purchased in connection with this Agreement, the Commercial Bank Facilities, or any other agreement (whether dated prior to, on or after the Closing Date) relating to Debt of the Borrower),

(xxi) Liens securing Debt and other obligations in respect of Hedge Agreements,

(xxii) Liens incurred in connection with capital leases related to the build out or expansion of the Valdosta Facility; provided that, the aggregate principal amount of the Debt secured by the Liens referred to in this clause (xxii) shall not exceed $115,000,000 at any time outstanding,

(xxiii) Liens in connection with the Heath-Newark-Licking County Port Authority Conduit Financing,

(xxiv) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any Subsidiary to do so, except that (i) any Subsidiary may merge or consolidate with or into, or dispose of assets to, any other Subsidiary, (ii) any Subsidiary may merge into or dispose of assets to the Borrower, (iii) the Borrower may merge with any other Person so long as the Borrower is the surviving Person and (iv) any Subsidiary or Subsidiaries of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Person so long as the assets of such Subsidiaries, in aggregate, do not constitute all or substantially all of the assets of the Borrower or of the Borrower and its Subsidiaries taken as a whole; provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Use of Proceeds. Use the proceeds of any Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock, within the meaning of Regulation U of the Federal Reserve Board, in violation of such Regulation U or to extend credit to others for the purpose of purchasing or carrying margin stock.

(d) Subsidiary Debt. Permit any Subsidiary to create or suffer to exist any Debt other than:

(i) Debt owed to the Borrower or to a wholly owned Subsidiary,

(ii) Debt existing on the Closing Date and described on Schedule 5.02(d) hereto (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt; provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

(iii) Debt secured by Liens permitted by Section 5.02(a)(ii) or (xiii),

(iv) Debt arising under (x) Permitted Receivables Financings and (y) Non-Recourse supplier financings, in an aggregate amount (or Invested Amount, in the case of Permitted Receivables Financings) not to exceed $550,000,000 at any time outstanding,

(v) unsecured Debt in an aggregate amount not to exceed (for all Subsidiaries) at any time outstanding 10% of Consolidated Net Tangible Assets,

(vi) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

(vii) Debt of Subsidiaries organized under the laws of a jurisdiction other than the United States or any state, territory or district thereof not to exceed $50,000,000 at any one time outstanding;

(viii) Debt of Louisiana Timber Procurement; provided that neither the Borrower nor any other Subsidiary has any liability (contingent or otherwise) with respect to such Debt;

(ix) Debt consisting of a third party guaranty issued in connection with project or other financing incurred with respect to the build out of any mill or other processing facility, in an aggregate amount not to exceed $50,000,000 at any time outstanding,

(x) Debt under any Subsidiary Guaranty; and

(xi) Debt of the Subsidiary Guarantors under any subsidiary guaranty executed in connection with the Commercial Bank Facilities.

(e) Change in Nature of Business. Make, or permit any Subsidiary to make, any material change in the nature of the business of the Borrower and its Subsidiaries, taken as a whole, as carried on at the date hereof.

(f) Payment Restrictions Affecting Subsidiaries. Directly or indirectly enter into or suffer to exist, or permit any Subsidiary to enter into or suffer to exist, any agreement or arrangement limiting the ability of any Subsidiary to declare or pay dividends or other distributions in respect of its equity interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any other Subsidiary (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) any agreement in effect at the time such Subsidiary becomes a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary, (ii) any customary agreement restricting subletting or assignment of any lease governing a leasehold interest, (iii) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (iv) customary provisions restricting the transfer of assets subject to Liens permitted pursuant to Section 5.02(a), (v) under any document evidencing a Permitted Receivables Financing, (vi) restrictions imposed pursuant to any agreement governing or evidencing Debt described in Section 5.02(d)(vii), (vii) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement; provided that such restrictions and conditions apply only to such Subsidiary, and (viii) any encumbrance or restriction existing under or by reason of applicable law.

(g) Sanctions; Anti-Corruption Laws. The Borrower will not use, or knowingly permit any Subsidiary or any other Person to use, the proceeds of any Term Loan in any manner that will violate any Anti-Corruption Law or Sanctions applicable to the Borrower, such Subsidiary or such other Person.

Section 5.03 Financial Covenants. So long as any Term Loan shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will maintain, as of the last day of each fiscal quarter, a ratio of (i) the sum of (A) Consolidated Funded Debt minus (B) the sum of (i) unrestricted cash on hand and (ii) Cash Equivalents, in each case, of the Borrower and its Subsidiaries that are organized under the laws of any political subdivision of the United States (other than the Receivables Subsidiaries) in excess of $50,000,000 in the aggregate to (ii) Consolidated EBITDA for the four quarter period then ended (the “Net Leverage Ratio”) of not greater 3.50 to 1.0; provided that, with respect to the fiscal quarter in which a Material Acquisition occurs, and the following three fiscal quarters, the Borrower shall be required to maintain a Net Leverage Ratio of not greater than 4.00 to 1.0.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Term Loan when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Term Loan or make any other payment of fees or other amounts payable under this Agreement or any Note within three (3) Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (as it relates to the corporate existence of the Borrower), (e), (h) or (i)(3), 5.02(a), (c), (d), (e), (f) or (g) or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in Section 5.01(i) if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d) The Borrower or any Subsidiary shall fail to pay any principal of or premium or interest on (or, with respect to a Hedge Agreement, any corresponding payment amount under) any Debt that is outstanding, in a principal amount (or, in the case of a Hedge Agreement, with a termination value) of at least $100,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a specified required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) Any of (x) the Borrower, (y) any Material Subsidiary or (z) any combination of Subsidiaries of the Borrower that, in aggregate own assets with a value of 15% or more of the total value of the assets of the Borrower and its Subsidiaries taken as a whole, shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Material Subsidiary seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this clause (e); or

(f) Judgments or orders for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary and either (i) unstayed enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g) Any ERISA Event shall occur, the Borrower or any of its ERISA Affiliates shall withdraw (partially or completely) from a Multiemployer Plan or any Multiemployer Plan shall terminate or be reorganized and, in any such case, such event has resulted in, or could reasonably be expected to result in, a Material Adverse Change; or

(h) Any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party that is a party thereto, or any such Loan Party shall so state in writing; or

(i) a Change in Control;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, declare the obligation of each Lender to make a Term Loan to be terminated, whereupon the same shall forthwith terminate and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Term Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Term Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Term Loans shall automatically be terminated and (B) the Term Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENT

Section 7.01 Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

Section 7.02 Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct.

Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Term Loan as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of any Loan Party or the existence at any time of any Default or to inspect the property (including the books and records) of any Loan Party; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (vi) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties and (vii) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders, and, without limiting the generality of the foregoing, the Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment of Term Loans, or disclosure of confidential information, to any Disqualified Lender.

Section 7.03 CoBank and Affiliates. With respect to its Commitment, the Term Loans made by it and the Note issued to it, CoBank shall have the same rights and powers under this Agreement any each other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include CoBank in its individual capacity. CoBank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any Subsidiary and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if CoBank were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any Subsidiary to the extent such information was obtained or received in any capacity other than as Agent.

Section 7.04 Non-Reliance on Agent, Arranger and other Lenders. Each Lender expressly acknowledges that none of the Agent nor any the Arrangers has made any representation or warranty to it, and that no act by the Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent or any Arranger to any Lender as to any matter, including whether the Agent or Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 7.05 Indemnification.

(a) Each Lender severally agrees to indemnify the Agent (to the extent not reimbursed by the Borrower) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Agent under or any other Loan Document (collectively, the “Indemnified

Costs”); provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

(b) [Reserved].

(c) The failure of any Lender to reimburse the Agent promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 7.06 Successor Agent.

(i) The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon such resignation or removal, (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for below.

(ii) Upon any such resignation or removal of the Agent, the Required Lenders shall have the right to appoint a successor Agent with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower, which consent shall not be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank or farm credit system institution organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents (other than as provided in Section 2.14(f) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent). After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. In no event shall any such successor Agent be a Defaulting Lender or a Disqualified Lender. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring or removed Agent was acting as Agent and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, in respect of any actions taken in connection with transferring the agency to any successor Agent.

(iii) Any successor Agent shall deliver to the Borrower on or before the date on which it becomes the Agent hereunder (and from time to time thereafter upon the reasonable request of the Borrower) (A) if such successor Agent is a U.S. Person, a properly completed and duly executed copy of IRS Form W-9 confirming that such successor Agent is exempt from U.S. federal backup withholding, or (B) if such successor Agent is not a U.S. Person (1) with respect to payments made to such successor Agent for its own account, a properly completed and duly executed copy of IRS Form W-8ECI (or other applicable IRS Form W-8 claiming an exemption from U.S. withholding tax), and (2) with respect to payments made to such successor Agent on behalf of any Lender, a properly completed and duly executed copy of IRS Form W-8IMY certifying that such successor Agent is either (x) a “qualified intermediary” which has assumed primary withholding responsibility under Chapters 3 and 4 of the Internal Revenue Code and primary Form 1099 reporting and backup withholding responsibility, or (y) a U.S. branch providing such form as evidence of its agreement with the Borrower to be treated as a “U.S. person” for U.S. federal withholding Tax purposes (as contemplated by Section 1.1441-1(b)(2)(iv)(A) of the United States Treasury Regulations) and that the payments it receives for the account of such Lenders are not effectively connected with the conduct of its trade or business in the United States. If any form or certification such successor Agent previously delivered expires or becomes obsolete or inaccurate in any respect, it will promptly update such form or certification.

Section 7.07 Other Agents. Each Lender hereby acknowledges that neither the syndication agent, co-documentation agents, joint lead arrangers and book managers nor any other Lender designated as any “Agent” or similar role or title on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

Section 7.08 Erroneous Payments.

(a) If the Agent notifies a Lender (any such Lender, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Payment Recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 7.08(b).

(c) Each Payment Recipient hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement. In addition, each party hereto agrees that, irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Loan Documents with respect to each Erroneous Payment (or portion thereof that is not returned to the Agent as provided herein) (the “Erroneous Payment Subrogation Rights”).

(d) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower or any other Loan Party.

(e) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(f) Each party’s obligations, agreements and waivers under this Section 7.08 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Loan Document.

Section 7.09 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) [reserved]; (iii) amend this Section 8.01, (iv) release all or substantially all of the value of the Subsidiary Guaranty; (v) change Section 2.15, Section 2.20(f) or any other provision of this Agreement in any manner which would alter the pro rata sharing of payments; or (vi) change Section 2.05 in any manner which would alter the pro rata reduction of the unused Term Commitments; (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that is directly affected by such amendment, waiver or consent, (i) increase the Commitments of such Lender, (ii) reduce the principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, or (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender; (c) no amendment, waiver or consent shall, unless in writing, impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders; (d) [reserved]; (e) [reserved]; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Loan Document; provided, further, that notwithstanding anything to the contrary herein, the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding the foregoing, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (i) the Defaulting Lender’s Commitment may not be increased or extended without its consent, (ii) the principal amount of, or interest or fees payable on, Term Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent and (iii) any waiver, amendment or other modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. With respect to any matter requiring the approval of each Lender, each Lender directly and adversely affected thereby or other specified Lenders, it is understood that Voting Participants shall have the voting rights specified in Section 8.07(i) as to such matter.

Section 8.02 Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered,

(a) if to the Borrower or the Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 8.02; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower), or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.

All such notices and communications shall, when mailed, telecopied or delivered, be effective when deposited in the mails, telecopied or delivered, respectively, except that notices and communications to the Agent pursuant to Article II, Article III or Article VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or any other Loan Document or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

Section 8.03 No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04 Costs and Expenses.

(a) The Borrower agrees to pay on demand all reasonable and documented costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable and documented fees and expenses of one outside counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement and the other Loan Documents. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including reasonable and documented counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including reasonable and documented fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

(b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and expenses (including reasonable and documented fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Term Loans or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any Subsidiary or any Environmental Action relating in any way to the Borrower or any Subsidiary, in each case, except (x) to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct as determined in a final, non-appealable judgment of a court of competent jurisdiction or (y) result from a claim not involving an act or omission of the Borrower and that is brought by an Indemnified Party against another Indemnified Party (other than against the arranger or the Agent in their capacities as such). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, the other Term Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Term Loans. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) If any payment of principal of, or Conversion of, any Term SOFR Rate Loan or Quoted Rate Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Term Loan, as a result of a payment or Conversion pursuant to Section 2.09, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Term Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Term Loan. A certificate of the affected Lender under this Section 8.04(c), setting forth its calculation of loss in reasonable detail, shall be conclusive and binding in the absence of manifest error.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11 and 2.14 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 8.05 Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement, any Note held by such Lender and the other Loan Documents, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Loan Party after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender and its Affiliates may have.

Section 8.06 Binding Effect. This Agreement shall become effective upon satisfaction of the conditions precedent set forth in Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

Section 8.07 Assignments and Participations.

(a) Each Lender (x) may with the consent of (1) the Agent and, (2) so long as no Specified Event of Default has occurred and is continuing, and other than with respect to an Affiliate of a Lender or an Approved Fund with respect to a Lender, the Borrower (which consents shall not be unreasonably withheld or delayed and provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within seven (7) Business Days after having received notice thereof), and (y) will, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.11, 2.14 or 2.20 or if such Lender is affected by an event described in Section 2.12 or is a Defaulting Lender) upon at least five (5) Business Days’ notice to such Lender and the Agent, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment, the Term Loans owing to it, and the Note or Notes held by it) in accordance with Section 8.15; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of its rights and obligations under the relevant facility under this Agreement, (ii) except in the case of an assignment to a Person (other than a Lender, Affiliate of a Lender or an Approved Fund with respect to a Lender) that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the applicable Commitment (or, if the relevant Commitment has terminated, of the principal amount of the Term Loans under the applicable facility) of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 unless the Agent and, if no Specified Event of Default has occurred and is continuing, the Borrower otherwise agree, (iii) each such assignment shall be to an Eligible Assignee and shall comply with Section 8.07(h), (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Term Loans owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment; provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender, (vii) no consent of the Borrower or the Agent shall be required in the case of an assignment to any Affiliate or Approved Fund of the assigning Lender or in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender and (viii) the Agent shall not have any responsibility or liability for monitoring or enforcing any of the provisions set forth herein with respect to Disqualified Lenders. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under any Loan Document as are delegated to the Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Term Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be prima facie evidence of the correctness thereof and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Subject to Section 8.07(h), each Lender may sell participations to one or more banks or other entities (other than a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons), the Borrower or any of its Affiliates or Subsidiaries, any Defaulting Lender or any Disqualified Lender) (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Term Loans owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) each Loan Party, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) subject to Section 8.07(i), no Participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, in each case subject to clause (i) below. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.05 without regard to the existence of any participation.

Except as set forth above in this Section 8.07(e) and as set forth in Section 8.07(i), any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.14 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section (it being understood that the documentation required under Section 2.14 (e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.11, 2.14 or 2.20 with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Loan Parties furnished to such Lender by or on behalf of the Loan Parties; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to the Loan Parties received by it from such Lender.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including the Term Loans owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board.

(h) Notwithstanding the foregoing provisions of this Section 8.07 or any other provision of this Agreement, (i) no Lender shall assign or sell a participation in any of its rights or obligations hereunder unless the proposed assignee or participant represents and warrants in the applicable Assignment and Acceptance or participation agreement that such Person is not a Disqualified Lender; and (ii) if any representation and warranty described in the foregoing clause (i) shall prove to have been incorrect in any material respect when made, then the applicable assignee or participant (A) shall have no right to receive any information under this Agreement, except for information with respect to administrative matters (such as principal balances, borrowing requests, interest payments and loan repayments) and matters on which such assignee or Participant is entitled to vote pursuant to clause (C) below; (B) shall have no rights under Section 5.01(e); and (C) in the case of an assignee, shall have no voting rights hereunder other than with respect to matters on which a Defaulting Lender would be entitled to vote as set forth in the last sentence of Section 8.01.

(i) Notwithstanding anything in this Section 8.07 to the contrary, any Farm Credit Lender that (i) has purchased a participation from any Lender that is a Farm Credit Lender in the minimum amount of $5,000,000 on or after the Closing Date, (ii) is, by written notice to the Borrower and the Agent (a “Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any Farm Credit Lender so designated being called a “Voting Participant”) and (iii) receives the prior written consent of the Borrower and the Agent to become a Voting Participant (to the extent such consent would be required pursuant to Section 8.07(a) if such transfer were an assignment rather than a sale of a participation), shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such Voting Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action, in each case, in lieu of the vote of the selling Lender; provided, however, that if such Voting Participant has at any time failed to fund any portion of its participation when required to do so and written notice of such failure has been delivered by the selling Lender to the Agent, then until such time as all amounts of its participation required to have been funded have been funded and notice of such funding has been delivered by the selling Lender to the Agent, such Voting Participant shall not be entitled to exercise its voting rights pursuant to the terms of this clause (i), and the voting rights of the selling Lender shall not be correspondingly reduced by the amount of such Voting Participant’s participation. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant on Schedule 8.07(i) shall be a Voting Participant to the extent of the amount of its participation set forth on Schedule 8.07(i) without delivery of a Voting Participant Notification and without the prior written consent of the Borrower and the Agent. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (A) state the full name of such Voting Participant, as well as all contact information required of an assignee as set forth in the Administrative Questionnaire, (B) state the dollar amount of the participation purchased and (C) include such other information as may be required by the Agent. The selling Lender and the Voting Participant shall notify the Agent and the Borrower in writing within three (3) Business Days of any termination of, or reduction or increase in the amount of, such participation and shall promptly upon request of the Agent update or confirm there has been no change in the information set forth in Schedule 8.07(i) or delivered in connection with any Voting Participant Notification. The Borrower and the Agent shall be entitled to conclusively rely on information provided by a Lender identifying itself or its participant as a Farm Credit Lender without verification thereof and may also conclusively rely on the information set forth in Schedule 8.07(i) delivered in connection with any Voting Participant Notification or otherwise furnished pursuant to this clause (i) and, unless and until notified thereof in writing by the selling Lender, may assume that there have been no changes in the identity of Voting Participants, the dollar amount of participations, the contact information of the participants or any other information furnished to the Borrower or the Agent pursuant to this clause (i). The voting rights hereunder are solely for the benefit of the Voting Participants and shall not inure to any assignee or participant of a Voting Participant.

(j) Disqualified Lenders.

(i) No assignment shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented in writing to such assignment as otherwise contemplated by this Section 8.07, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Acceptance with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this Section 8.07(j)(i) shall not be void, but the other provisions of this Section 8.07(j)(i) shall apply.

(ii) If any assignment is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Agent, (A) [reserved], (B) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 8.07), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 8.07(a), (ii) such assignment does not conflict with applicable laws and (iii) in the case of clause (B) hereof, the Borrower shall not use the proceeds from any Term Loans to prepay Term Loans held by Disqualified Lenders.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Agent shall have the right, and the Borrower hereby expressly authorizes the Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the electronic platforms approved by the Agent, including that portion of such electronic platforms that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

Section 8.08 Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Loan Parties furnished to the Agent or the Lenders by any Loan Party (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its affiliates’ employees, officers, directors, agents and advisors on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority or any self-regulatory organization purporting to have jurisdiction over such Lender, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement, the other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.08, to any assignee or participant or prospective assignee or participant, or (B) any actual or prospective party to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement, or payments hereunder, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Agent or a Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Loan Parties and (viii) with the consent of any Loan Party; provided that, prior to any disclosure pursuant to (ii) or (iii) above, the disclosing party agrees that it will notify the Borrower as soon as practical in the event of any such request for a disclosure, unless such notification shall be prohibited by applicable law or legal process, or, with respect to clause (ii), is in connection with an examination by any governmental agency or regulatory authority, including any self-regulatory organization asserting jurisdiction over such Lender in the normal course. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority without any notification to any person.

Section 8.09 Governing Law. This Agreement and the Notes and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise and whether at law or in equity) based upon, arising out of or relating to this Agreement, the Notes and any of the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.10 Electronic Execution; Electronic Records.

(a) This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Agent has agreed to accept such Electronic Signature, the Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

(b) The Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

(c) Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Agent, each Lender Party for any liabilities arising solely from the Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

(d) Each of the parties hereto represents and warrants to the other parties that it has the corporate capacity and authority to execute this Agreement and any other Communication through electronic means, and there are no restrictions on doing so in such party’s constitutive documents.

Section 8.11 Jurisdiction, Etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby agrees and consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.12 Most Favored Lender Provisions. If at any time the documentation for the Commercial Bank Facilities includes (as of the Closing Date or as amended, restated or otherwise modified), or is refinanced or otherwise replaced with a credit agreement or other loan documentation that includes, (a) representations and warranties, covenants or events of default (including related definitions) that are not provided for in the Loan Documents, (b) representations and warranties, covenants or events of default (including related definitions) that are more restrictive than the same or similar provisions in the Loan Documents and/or (c) requirements for the Commercial Bank Facilities, or as refinanced or otherwise replaced, to be secured by collateral, or guaranteed by subsidiaries of the Borrower which are not currently Subsidiary Guarantors (any or all of the foregoing, collectively, “Most Favored Lender Provisions”), then (i) such Most Favored Lender Provisions shall immediately and automatically be deemed incorporated into the Loan Documents as if set forth fully therein, mutatis mutandis, and no such provision may thereafter be waived, amended or modified except as otherwise set forth in the Loan Documents, and (ii) the Borrower shall promptly, and in any event within five (5) days after entering into any such Most Favored Lender Provisions, so advise the Agent in writing. Thereafter, upon the request of the Agent or the Required Lenders, the Borrower and Subsidiary Guarantors shall enter into an amendment to this Agreement and the other the Loan Documents evidencing the incorporation of such Most Favored Lender Provisions.

Section 8.13 Patriot Act Notice. Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, Subsidiary Guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow Agent to identify such Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Agent, provide all documentation and other information that the Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 8.14 Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise and whether at law or in equity) arising out of or relating to this Agreement or the other Loan Documents or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Section 8.15 Replacement of Lenders. If any Lender demands compensation pursuant to Section 2.11, 2.14 or 2.20 or is affected by an event described in Section 2.12 or is a Non-Consenting Lender (as defined below) or a Defaulting Lender (any of the foregoing, an “Affected Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Agent the assignment fee specified in Section 8.07(a);

(b) [reserved];

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or 2.20 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable laws and regulations; and

(e) in the case of any such assignment resulting from a Lender’s failure to consent to a proposed amendment, waiver, discharge or termination with respect to any Loan Document, (i) the assignee shall have approved such consent, waiver or amendment and (ii) the applicable amendment, modification and/or waiver of this Agreement that the Borrower has requested shall become effective upon giving effect to such assignment (and any related assignments required to be effected in connection therewith in accordance with this Section 8.15).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

In the event that (i) the Borrower or the Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender or each affected Lender in accordance with the terms of Section 8.01 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender that does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

In connection with any such replacement of an Affected Lender pursuant to this Section 8.15, if such Affected Lender does not execute and deliver to the Agent a duly executed Assignment and Acceptance reflecting such replacement within two (2) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Affected Lender, then such Affected Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of such Affected Lender.

Section 8.16 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 8.17 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 8.17, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its respective officer thereunto duly authorized as of the date first written above.

BORROWER:	PACKAGING CORPORATION OF AMERICA, a Delaware corporation By: /s/ Kent Pflederer Name: Kent Pflederer Title: Executive Vice President and Chief Financial Officer

SUBSIDIARY GUARANTOR:	BOISE WHITE PAPER, L.L.C., a Delaware limited liability company By: /s/ Fabian C. Strauss Name: Fabian C. Strauss Title: Vice President, Controller and Treasurer

PACKAGING CORPORATION OF AMERICA

FARM CREDIT AGREEMENT (2025)

AGENT:	COBANK, ACB,
as Agent

By: /s/ Travis Vogler
Name: Travis Vogler
Title: Vice President

PACKAGING CORPORATION OF AMERICA

FARM CREDIT AGREEMENT (2025)

INITIAL LENDERS:
COMPEER FINANCIAL, PCA,
as Initial Lender

By: /s/ Betty Janelle
Name: Betty Janelle
Title: Director, Capital Markets

PACKAGING CORPORATION OF AMERICA

FARM CREDIT AGREEMENT (2025)

SCHEDULE I

LENDERS AND COMMITMENTS

Lender	Term Commitment	Ratable Share of aggregate Term Commitment
Compeer Financial, PCA*	$500,000,000.00	100.000000000%
TOTAL	$500,000,000.00	100.000000000%

*	Compeer Financial, PCA will assign $500,000,000.00 of its Term Commitment to CoBank, FCB via an Assignment and Assumption dated and effective as of the Closing Date.

SCHEDULE 1.01

COMPETITORS

[***].

SCHEDULE 4(n)

SUBSIDIARIES

PCA International Inc.	Delaware

PCA Hydro Inc.	Delaware

Packaging Corporation of Asia, Limited	Hong Kong

PCA Central California Corrugated, LLC	Delaware

Packaging Asset Holdings, LLC	Delaware

Hexacomb Corporation	Illinois

Boise White Paper, L.L.C.	Delaware

BCT, Incorporated	Delaware

PCA International Services, LLC	Delaware

International Falls Power Company	Delaware

Minnesota, Dakota & Western Railway Company	Minnesota

SCHEDULE 5.02(a)

EXISTING LIENS

[***].

SCHEDULE 5.02(d)

EXISTING DEBT

None.

SCHEDULE 8.02

AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICES

Borrower:

Packaging Corporation of America

1 N. Field Court

Lake Forest, Illinois 60045

Attention: Vice President, Controller and Treasurer

Email: FabianStrauss@packagingcorp.com

Copy: EllisCunningham@packagingcorp.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

1221 6th Avenue

New York, NY 10020

Attention: Mae Rogers

Email: MRogers@MayerBrown.com

Administrative Agent:

CoBank, ACB

6340 S. Fiddlers Green Circle

Greenwood Village, CO 80111

Attention: Loan Accounting

Email: cobankloanaccounting@cobank.com

SCHEDULE 8.07(i)

VOTING PARTICIPANTS

Lender	Voting Participant	Initial Term Commitment	Resulting Term Commitment/ Participation	Resulting Pro Rata Share (Term Commitment)
[***]	[***]	[***]	[***]	[***]

TOTAL